Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

REALPHA TECH CORP.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

reAlpha Tech Corp., a Delaware corporation (the “Corporation”), does hereby certify as follows:

WHEREAS, the Corporation filed a Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock with the Secretary of State of the State of Delaware on February 20, 2025 (the “Certificate of Designation”), designating 1,000,000 shares of the Corporation’s preferred stock as Series A Convertible Preferred Stock (the “Series A Preferred Stock”);

WHEREAS, Section 7.1 of the Certificate of Designation provides for adjustment of the Conversion Price upon any stock dividend, subdivision or combination of the outstanding shares of Common Stock, and that the Conversion Price shall be multiplied by a fraction of which the numerator is the number of shares of Common Stock outstanding immediately after such event and the denominator is the number of shares of Common Stock outstanding immediately before such event;

WHEREAS, the Board of Directors of the Corporation (the “Board of Directors”) has determined that Section 7.1 of the Certificate of Designation contains a defect in that the formula set forth therein produces a result that is inconsistent with the intended economic purpose of such provision, which is to preserve the economic equivalence of the conversion rights of the Series A Preferred Stock following any stock dividend, subdivision or combination;

WHEREAS, Section 4.1 of the Certificate of Designation provides that the Corporation, when authorized by resolutions of its Board of Directors, may amend or supplement the Certificate of Incorporation (which includes, for the avoidance of doubt, the Certificate of Designation) without the consent of any holder of Series A Preferred Stock or any holder of Common Stock to cure any ambiguity, defect or inconsistency in the Certificate of Designation;

WHEREAS, the Board of Directors has determined that the amendment set forth herein is necessary and appropriate to cure the defect described above, and has duly authorized this Certificate of Amendment by resolutions adopted pursuant to a unanimous written consent effective as of April 27, 2026; and

WHEREAS, the sole holder of the outstanding shares of Series A Preferred Stock has consented to this Certificate of Amendment.

NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Designation is hereby amended as follows:

1. Amendment to Section 7.1. Section 7.1 of the Certificate of Designation is hereby amended and restated in its entirety as follows:

“7.1 Stock Dividends and Stock Splits. If the Corporation, at any time while this Series A Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series A Preferred Stock) with respect to the then outstanding shares of Common Stock; (B) subdivides outstanding shares of Common Stock into a larger number of shares; or (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7.1 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.”

2. Effect of Amendment. Except as specifically amended hereby, the Certificate of Designation shall remain in full force and effect and is hereby ratified and confirmed in all respects. In the event of any conflict between the terms of this Certificate of Amendment and the Certificate of Designation, the terms of this Certificate of Amendment shall control.

3. Effective Date. This Certificate of Amendment shall become effective upon filing with the Secretary of State of the State of Delaware.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, reAlpha Tech Corp. has caused this Certificate of Amendment to be duly executed by its authorized officer on April 28, 2026.

REALPHA TECH CORP.

By:	/s/ Michael J. Logozzo
Name:	Michael J. Logozzo
Title:	Chief Executive Officer